UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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THE EASTERN COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release

THE EASTERN COMPANY FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH 2015
ANNUAL MEETING OF SHAREHOLDERS

LETTER TO SHAREHOLDERS URGES ELECTION OF BOARD NOMINEES

NAUGATUCK, CONN – (April 10, 2015) – The Eastern Company (NASDAQ: EML) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with its 2015 Annual Meeting of Shareholders, which is scheduled to be held at 11:00 a.m. local time on May 20, 2015 at the Company’s offices, located at 112 Bridge Street, Naugatuck, Connecticut. The Company’s shareholders of record as of April 2, 2015 will be entitled to vote at the Annual Meeting.  Further information about the 2015 Annual Meeting of shareholders can be found at www.eastern2015meeting.com.

In conjunction with the definitive proxy filing, the Company is mailing a letter to shareholders urging them to use the BLUE proxy card to vote “FOR” the Company’s independent, experienced and qualified director nominees to the Board of Directors, Samantha Allison and David C. Robinson.

The full text of the letter is below:

April 10, 2015

Dear Fellow Eastern Company Shareholder:

At The Eastern Company’s upcoming 2015 Annual Meeting of Shareholders to be held on May 20, 2015, you will be making important decisions regarding the future of your Company.  This year your vote is especially important, given the contested election of directors.  Specifically, Barington Companies Equity Partners, L.P. and certain of its affiliates (the “Barington Group”), which beneficially own approximately 5.2% of the Company’s outstanding shares, have launched a proxy contest against the Company’s nominees and are attempting to insert two of their own nominees on the Board of Directors. Your Board urges shareholders to vote the BLUE proxy card in support of the Company’s independent nominees.

YOUR BOARD AND MANAGEMENT TEAM HAVE POSITIONED THE COMPANY FOR LONG-TERM GROWTH AND ARE COMMITTED TO SHAREHOLDER VALUE CREATION

Your Board urges you to support The Eastern Company and its business strategy by voting in favor of the Board’s nominees using the BLUE proxy card. Your Board and management team have the experience, knowledge and commitment to enhance value for our shareholders in a variety of ways, including organic growth, acquisitions and dividend consistency. Indeed, the Company’s most recent dividend represented the Company’s 298th consecutive quarterly dividend.

We have a track record of focusing our efforts on maximizing profit and producing cash flows to adequately fund new product development, efficiency improvements and dividend payouts.  From 1997 to 2007, the Company made a series of acquisitions and established new operations in China, increasing the Company’s sales from the mid $60 million-dollar level to as high as $156 million in revenues, and increasing the Company’s EBITDA from $9 million to $20 million.  In the aftermath of the financial crisis in 2008, the Company focused on strengthening its position for long-term growth.  It developed new product lines to become a preferred supplier with key top-tier customers (such as Bombardier Inc., Chrysler, Freightliner Trucks and Kawasaki Heavy Industries), made inroads into new market sectors, improved operating processes and reduced costs.  Additionally, since 2000, the Company has successfully integrated nine companies through acquisitions, which have opened new markets to the Company and have had a positive impact on our earnings.  For example, in 2002, the Company acquired Canadian Commercial Vehicles, which gave the Company access to the Class 8 truck market and was immediately accretive to earnings.  More recently, in December 2014, the Company acquired the assets of Argo Transdata Corporation, a manufacturer of printed circuit boards.  The acquisition of Argo provided the Company with an expanded market, opportunities for operational synergies and, due to the fact that the Company now has its own captive circuit board supplier, the potential to improve margins and profitability. We believe these successes position the Company to achieve future long-term growth.  It is our intent to continue to increase sales and generate sustained profitable growth through organic investments as well as additional value-creating acquisitions as they become available.

We have retained the services of Wells Fargo Securities to assist the Company and Board in evaluating all of the strategic opportunities available to the Company. Your Board and management team, as always, will thoroughly review these opportunities with the objective of maximizing shareholder value and pursuing courses of action that are in the best interests of the Company and its shareholders.  The Company will update shareholders regarding this review process as appropriate.

Two areas of opportunity for The Eastern Company are security and safety, which have emerged over the last few years as major needs in the United States. With a strong balance sheet, we believe we are well-positioned to make further strategic investments in all of our businesses and to continue to fortify growth in the areas of security and safety. In recent years, working very closely with the U.S. military, we developed the latching and locking systems needed to meet the security and safety needs of our military during the Afghanistan and Iraq wars. Now, the Company is specified as the supplier of choice by the U.S. military for latching systems for the new Joint Light Tactical Vehicle (JLTV) when the program begins. Also, working with Homeland Security, we developed a TSA-approved keyless combination lock for locking luggage at airports. Another successful security solution introduced by our Company is our optical coin recognition meter, which can be utilized in a wide variety of applications where coins are accepted for payment.  With the capability to adapt to almost any foreign currency or application, our optical coin recognition meter gives our Company the opportunity for growth by tapping into new global markets.

We are a nearly 160-year-old New England Company with enduring core values. We have always believed it is important not to take unnecessary risks with our shareholders’ assets, but we have never been hesitant to strategically invest resources in ways that will create value for shareholders over time. Consistent with those values, we are focused on generating shareholder value with the addition of two new board members, the retention of Wells Fargo as a financial advisor and the targeting of our highest potential customer markets.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE COMPANY’S
INDEPENDENT NOMINEES USING THE BLUE PROXY CARD

Your Board takes a long-term view of our business and is focused on increasing shareholder value over time. With four returning directors and two new directors – including our nominee Samantha Allison and our expected appointee, James H. Ozanne – we believe we have a highly qualified Board with experience relevant to our business and a strong commitment to acting in the best interests of all of our shareholders.

Up for election at the 2015 Annual Meeting of Shareholders:

●
New nominee, Samantha Allison, will bring to the Board years of experience in the areas of acquisition evaluation and integration, strategic growth and management, having served in senior management positions at GE Healthcare and GE Healthcare Financial Services and subsequently founding and serving as President of Top Floor Consulting, Inc., a management consulting firm.  Furthermore, as a Six Sigma Black Belt (certified by the General Electric Company), Ms. Allison has a deep understanding of the Six Sigma methodology, which involves leveraging statistical data analysis to clearly define an issue/problem, determine a baseline metric for performance, analyze root causes, identify optimal solutions, and then ensure sustainability of an improvement once implemented.  We believe Ms. Allison has knowledge of a valuable tool set and is well positioned to support the Board and the Company’s management team in driving process improvements at the Company.

●
Returning director, David C. Robinson, has a deep understanding of the Company’s business and the challenges that it faces.  With experience in the areas of pensions, employee benefits and compensation, including his experience as an enrolled actuary and former head of his own insurance agency, Mr. Robinson provides the Company with extensive knowledge in the areas of employee benefits and risk management.

To be appointed immediately following the 2015 Annual Meeting of Shareholders:

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New appointee, James H. Ozanne, will provide the Board with a fresh manufacturing and financial perspective from his extensive experience serving in executive positions in the manufacturing and financial services industry since 1972.  During this time he has held the positions of Chief Financial Officer, President, Chief Executive Officer and Chairman of several leasing, rental, and consumer finance businesses ranging from industrial battery manufacturing and leasing to full service railcar leasing, general equipment finance and grocery pallet rental.  Previously, he was President and Chief Executive Officer of Nation Financial Holdings and its predecessor, US WEST Capital.  Mr. Ozanne also served as Executive Vice President of GE Capital responsible for the Consumer Finance and Operating Lease/Asset Management business units.  Additionally, Mr. Ozanne has significant public board experience (including audit committee experience), previously serving as a Director of United Rentals, Inc. and NMI Holdings, Inc., and currently serving as a Director of ZBB Energy Corporation.

YOUR BOARD URGES YOU NOT TO RETURN THE WHITE PROXY CARD
SENT TO YOU BY THE BARINGTON GROUP

The Barington Group nominees, James A. Mitarotonda and Michael A. McManus, Jr., are not right for The Eastern Company’s shareholders. The Barington Group has filed its own proxy statement to insert its two nominees on the Board. We believe the Board’s current directors, its nominees for election at the Annual Meeting and its expected appointee to the expanded Board following the Annual Meeting, are much better qualified to represent all of the Company’s shareholders than either of the Barington Group nominees.

Mr. Mitarotonda and Mr. McManus are wrong for the Company’s shareholders:

•
The Barington Group has not presented an actionable strategic plan for the Company. In more than four years of communications with representatives of The Eastern Company, the Barington Group and Mr. Mitarotonda, who is Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., have suggested on multiple occasions that they could assist in developing a new strategic plan for the Company, but they have yet to provide any meaningful, actionable suggestions. The only definitive proposal that the Barington Group ever made to the Company was for the Barington Group to provide the Company with vague strategic planning, acquisition and integration “services” in exchange for, among other things, 60,000 restricted shares of the Company (which at the time were valued at almost $1 million) that would vest if the Company’s 20-day average stock price met certain price targets within five years from the date of grant (15,000 shares at $18.00 per share, 30,000 shares at $20.00 per share and 15,000 shares at $22.00 per share).  Your Board rejected this proposal as not in the best interests of the Company’s shareholders.  This proposal also sheds light on what we believe are Mr. Mitarotonda’s short-term, self-interested motivations that are not aligned with the interests of all shareholders.

●
Mr. Mitarotonda is over-extended.  As a current CEO, a current director of at least three other public companies and activist investor involved in a number of other proxy campaigns, Mr. Mitarotonda will not have the time to focus on the additional responsibilities of serving your interests if he is elected as a director of The Eastern Company.  Indeed, the 2015 U.S. Summary Proxy Voting Guidelines of ISS Proxy Advisory Services recommend that shareholders vote against or withhold votes from director nominees who “[a]re CEOs of public companies who sit on the boards of more than two public companies besides their own.”  In fact, in the recent uncontested director election at OMNOVA Solutions Inc.’s 2015 Annual Meeting, ISS recommended shareholders withhold votes from Mr. Mitarotonda for being over-boarded and more than 25% of OMNOVA’s voting shareholders withheld their votes from Mr. Mitarotonda – which was the highest percentage of withhold votes of all of the candidates and over 2.5 times more than the second highest candidate.

●
Mr. McManus has close ties with both the Barington Group and Mr. Mitarotonda.  Mr. McManus currently serves as an advisor to Barington Capital Group, L.P. and has been a Barington Group nominee in at least one other proxy contest.  In 2006, the Barington Group nominated Mr. McManus to the Board of A. Schulman, Inc. and, since that time, Mr. McManus and Mr. Mitarotonda have served on A. Schulman’s board together.  Given Mr. McManus’s ties to both the Barington Group and Mr. Mitarotonda, we have serious concerns as to whether Mr. McManus is sufficiently disinterested from the Barington Group with the ability to present truly independent ideas to properly represent the interests of all shareholders.

●
We believe the Company’s nominees are better qualified than Mr. Mitarotonda and Mr. McManus to provide the strategic guidance and corporate governance that the Company’s shareholders deserve. The Board’s nominee, Samantha Allison, and its expected appointee to a sixth Board seat, James H. Ozanne, represent decades of practical and strategic experience in such areas as mergers and acquisitions, acquisition integration, change management, process improvement, manufacturing, financing and leasing.  By contrast, Mr. Mitarotonda’s primary role is that of activist investor and he has built a reputation through his participation in proxy battles with other companies, but we believe he lacks the industrial and operational experience necessary to provide strong contributions as a Board member of The Eastern Company.

YOUR VOTE IS IMPORTANT - VOTE THE BLUE PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any WHITE proxy card sent to you by the Barington Group.

On behalf of your Board of Directors and management team, we appreciate the continued support of The Eastern Company shareholders.

Sincerely,

The Board of Directors of The Eastern Company

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor: Toll-free number: 888-549-6618 E-mail address: EasternCompany@georgeson.com

About the Company

The Eastern Company is a 156-year-old manufacturer of industrial hardware, security products and metal castings. It operates from 12 locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.  More information on the Company can be found at www.easterncompany.com.

Important Additional Information

The Eastern Company (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders.  Information regarding the names of the Company’s directors and executive officers is set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareholders filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2015 and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the SEC on March 13, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other related materials to be filed with the SEC when they become available.

The Company has filed a definitive proxy statement and BLUE proxy card and other related materials with the SEC in connection with the solicitation of proxies for the Company’s 2015 Annual Meeting of Shareholders. COMPANY SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND BLUE PROXY CARD AND OTHER RELATED MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

These documents, including any proxy statement (and amendments or supplements thereto) and other related materials filed by the Company with the SEC, are available for no charge at the SEC's website at www.sec.gov and at the Company’s website at www.easterncompany.com. Copies may also be obtained by contacting The Eastern Company Investor Relations by mail at 112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770 or by telephone at 203-729-2255.

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the 2015 Annual Meeting of Shareholders and any other statements about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255